CONFIDENTIAL TREATMENT REQUESTED BY FLEX LNG LTD. PURSUANT TO 17 CFR 200.83

Exhibit 1.1

Registration No. 52644

BERMUDA

MINISTRY OF FINANCE

CERTIFICATE OF COMPLIANCE

I, Maria Boodram, Assistant Registrar of Companies, in the Islands of Bermuda, do hereby certify that

FLEX LNG LTD.

is a company duly incorporated under the laws of Bermuda and is, at the date of this Certificate, in good standing, under the Companies Act 1981.

Given under my hand and the Seal of the REGISTRAR OF COMPANIES this 4th day of July 2018 /s/ Maria Boodram Maria Boodram Assistant Registrar of Companies